Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Reports Fourth Quarter and Year End 2010 Financial Results

ORLANDO, FLA. – February 28, 2011 – Rotech Healthcare Inc. (OTCBB: ROHI.OB) (the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2010.

Highlights for the fourth quarter and year ended December 31, 2010 include:

•	Cash and cash equivalents of $63.0 million at December 31, 2010

GROWTH

•	As of December 31, 2010 revenue generating patients (including patients from equipment and asset purchases) in the core product lines of oxygen and CPAP grew 8.2% compared to December 31, 2009.

ADJUSTED EBITDA1

•	Adjusted EBITDA increased to $31.4 million for the three months ended December 31, 2010 from $22.7 million for the three months ended December 31, 2009

•	Adjusted EBITDA increased to $113.9 million for the year ended December 31, 2010 from $88.7 million for the year ended December 31, 2009

•	The Company’s ratio of net debt to last twelve months Adjusted EBITDA decreased to 4.0 times compared to 4.2 times at September 30, 2010 and 5.2 times at December 31, 2009.

“We are pleased with the continued improvement in our financial and operating performance during the fourth quarter and year ended December 31, 2010,” said Philip Carter, President and Chief Executive Officer. “We continue to experience positive organic growth in our core oxygen and sleep therapy programs. In addition, we continue to identify equipment purchase opportunities from competitors exiting the home healthcare market,” added Mr. Carter. “Using this newly acquired equipment, during the first two months of 2011, we have begun transitioning new patients. When fully implemented by the end of the second quarter, this process should contribute approximately $10.0 million of additional Adjusted EBITDA on an annualized basis,” concluded Mr. Carter.

[1]	See accompanying tables for reconciliation to net earnings (loss).

Liquidity and Debt

As of December 31, 2010, the Company had $63.0 million in cash. As of December 31, 2010, the Company had approximately $511.4 million of long-term debt outstanding consisting of $223.8 million of Senior Secured Notes maturing in October 2015, and $287.0 million of senior subordinated notes maturing in April 2012. The maturity date of the Senior Secured Notes is subject to automatic shortening to December 31, 2011 if the aggregate principal amount of our senior subordinated notes has not been reduced to $10.0 million or less prior to November 30, 2011.

About Rotech Healthcare Inc.

Rotech Healthcare Inc. is one of the largest providers of home medical equipment and related products and services in the United States, with a comprehensive offering of respiratory therapy and durable home medical equipment and related services. The Company provides home medical equipment and related products and services principally to older patients with breathing disorders, such as chronic obstructive pulmonary diseases (COPD), which include chronic bronchitis, emphysema, obstructive sleep apnea and other cardiopulmonary disorders. The Company provides equipment and services in 48 states through approximately 425 operating locations located primarily in non-urban markets.

Forward-Looking Statements

This press release contains certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of section 21E of the Securities Exchange Act of 1934, as amended, and section 27A of the Securities Act of 1933, as amended. These forward-looking statements include all statements regarding the intent, belief or current expectations regarding matters discussed in this press release and all statements which are not statements of historical fact. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated or implied in this press release. The following are some but not all of such risks, uncertainties, contingencies, assumptions and other factors, many of which are beyond the control of the Company, that could cause results, performance or achievements to differ materially from those anticipated: general economic, financial and business conditions; our ability to integrate equipment and asset purchases successfully, including our ability to transition and retain patients associated with equipment purchases; setting of new reimbursement rates and other changes in reimbursement policies, the timing of reimbursements and other legislative initiatives aimed at reducing health care costs associated with Medicare and Medicaid; issues relating to reimbursement by government and third-party payors for the Company’s products and services generally; the impact of competitive bidding on Medicare volume in the impacted competitive bidding areas; the costs associated with government regulation of the health care industry; health care reform and the effect of changes in federal and state health care regulations generally; whether the Company will be subject to additional regulatory restrictions or penalties; issues relating to our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; compliance with federal and state regulatory agencies, as well as accreditation standards and confidentiality requirements with respect to patient information; the effects of competitions, industry consolidation and referral sources; compliance with various settlement agreements and corporate compliance programs; the costs and effects of legal proceedings; the Company’s ability to meet our working capital, capital expenditures and other liquidity needs, our ability to maintain compliance with the covenants contained in our indentures for our senior notes and senior subordinated notes; our ability to refinance all or part of our outstanding debt obligations on or prior to maturity; our ability to maintain current levels of collectibility on our accounts receivable; and other factors as described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Tables to Follow

Descriptions of Adjusted EBITDA and reconciliations to our GAAP results are included in the tables and notes attached to this press release.

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

UNAUDITED

Schedule 1

Condensed Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Net revenues	$123.8	$123.2	$496.4	$479.9
Costs and expenses:
Cost of net revenues	38.4	43.4	157.8	174.9
Selling, general and administrative	63.2	66.3	262.3	256.0
Provision for doubtful accounts	4.8	4.5	23.4	16.2
Depreciation and amortization	2.6	2.3	8.7	9.8

Total costs and expenses	109.0	116.5	452.2	456.9

Operating income	14.8	6.7	44.2	23.0
Other expense (income):
Interest expense, net	14.1	11.2	47.7	45.4
Other expense (income), net	—	0.2	(3.6)	(1.3)
Loss on extinguishment of debt	4.4	—	4.4	—

Total other expense	18.5	11.4	48.5	44.1

Loss before income taxes	(3.7)	(4.7)	(4.3)	(21.1)
Federal and state income tax benefit	(0.1)	—	(0.1)	—

Net loss	(3.6)	(4.7)	(4.2)	(21.1)
Accrued dividends on convertible redeemable preferred stock	0.1	0.1	0.4	0.4

Net loss attributable to common stockholders	$(3.7)	$(4.8)	$(4.6)	$(21.5)

Net loss per common share:
Basic	$(0.15)	$(0.19)	$(0.18)	$(0.84)

Diluted	$(0.15)	$(0.19)	$(0.18)	$(0.84)

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

UNAUDITED

Schedule 2

Reconciliations of Net Earnings (Loss) to Adjusted EBITDA

Use of Non-GAAP Measures

We present Adjusted EBITDA as a supplemental measure of our performance that is not required by, or presented in accordance with, generally accepted accounting principles (GAAP) in the United States of America. We define Adjusted EBITDA as net earnings (loss) adjusted for (i) income tax (benefit) expense, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. We believe Adjusted EBITDA assists investors and securities analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition we use Adjusted EBITDA to evaluate the effectiveness of our business strategies. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

	For the three months ended December 31,		For the year ended December 31,
(dollars in millions)	2010	2009	2010	2009
Adjusted EBITDA(1)
Net earnings (loss)	$(3.6)	$(4.7)	$(4.2)	$(21.1)
Federal and state income tax benefit	—	—	(0.1)	—
Interest expense	14.1	11.2	47.8	45.6
Depreciation and amortization, including patient service equipment depreciation	16.1	15.8	60.2	63.4
Adjustments to EBITDA:
Accounts receivable adjustments (A)	—	—	5.0	—
Loss on extinguishment of debt (D)	4.4	—	4.4	—
Restructuring related costs (B)	0.4	—	0.5	—
Settlement costs (C)	—	—	0.1	—
Non-cash equity-based compensation expense	—	—	0.2	0.5
Other adjustments (E)	—	0.3	—	0.3

Adjusted EBITDA (1)	$31.4	$22.6	$113.9	$88.7

(1)	Non-GAAP Measure
(A)

Accounts receivable adjustments associated with specific collection issues that are not considered indicative of our ongoing operating performance. During 2009, we transitioned all patient-related collection activities to a third-party vendor. We experienced extended delays and implementation issues associated with this transition. During the three months ended March 31, 2010, we completed the initial collection phases associated with the early patient balances most impacted by these transition issues and have determined that an additional provision for doubtful accounts in the amount of $5.0 million is required to allow for a lower percentage of collection on patient receivables resulting from these transition issues. Management believes that these transition issues have been fully resolved and the increased provision for doubtful accounts recorded during the three months ended March 31, 2010 is not indicative of expected future rates of patient collections.

(B)	Restructuring related costs generally consists of severance and location closure costs.
(C)	Settlement costs incurred outside our ordinary course of business which we do not believe reflect the current and ongoing cash charges related to our operating cost structure.
(D)

We terminated our Senior Facility dated March 30, 2007, and recorded a $4.4 million loss on extinguishment of debt related to unamortized debt issuance costs of $2.1 million and prepayment premiums of $2.3 million.

(E)	Other adjustments not considered indicative of our ongoing operating performance.

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

UNAUDITED

Schedule 3

Selected Balance Sheet Data

	December 31, 2010	December 31, 2009
Cash and cash equivalents	$63.0	$58.9
Accounts receivable, net	68.0	67.7
Total current assets	147.1	142.7
Total assets	291.1	298.5
Total current liabilities	56.6	57.6
Long-term debt, less current portion	510.9	512.9
Total stockholders’ deficiency	(282.7)	(278.4)
Total liabilities and stockholders’ deficiency	291.1	298.5

Selected Cash Flow Data

	For the Year Ended December 31,
	2010	2009
Net cash provided by operating activities	$67.0	$38.3
Net cash used in investing activities	(48.0)	(52.7)
Net cash used in financing activities	(14.8)	(1.4)